Exhibit 1.10

Healthcare Trust of America, Inc.

AMENDMENT NO. 1

TO

MASTER CONFIRMATION

November 29, 2019

Wells Fargo Bank, National Association

375 Park Avenue

New York, New York 10152

Ladies and Gentlemen:

Reference is made to the Master Confirmation, dated December 28, 2018 (the “Master Confirmation”), between Healthcare Trust of America, Inc., a Maryland corporation (the “Company”), and Wells Fargo Bank, National Association (“Wells Fargo”). All capitalized terms used in this Amendment No. 1 to the Master Confirmation between the Company and Wells Fargo (this “Amendment”) and not otherwise defined herein shall have the respective meanings assigned to them in the Master Confirmation. The Company and Wells Fargo agree as follows:

A. Amendments to Master Confirmation. The Master Confirmation is amended as follows:

1. The first sentence of the first paragraph of the Master Confirmation shall be amended to add “and as amended on November 29, 2019” immediately before “(the “Equity Distribution Agreement”)”.

2. The first sentence of the second paragraph of the Supplemental Confirmation attached as Exhibit A to the Master Confirmation shall be amended to add “and as amended on November 29, 2019” immediately after “dated as of December 28, 2018”.

B. No Other Amendments. Except as set forth in Part A above, all the terms and provisions of the Master Confirmation shall continue in full force and effect. All references to the Master Confirmation in the Master Confirmation or in any other document executed or delivered in connection therewith shall, from the date hereof, be deemed a reference to the Master Confirmation as amended by this Amendment. Notwithstanding anything to the contrary contained herein, this Amendment shall not have any effect on offerings or sales of the Shares prior to the date hereof or on the terms of the Master Confirmation and the rights and obligations of the parties thereunder, insofar as they relate to such offerings or sales, including, without limitation, the representations, warranties and agreements (including the indemnification and contribution provisions) contained in the Master Confirmation.

C. Applicable Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

D. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

E. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment by one party to the other may be made by facsimile or email transmission.

[Signature Page Follows]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this Amendment, along with all counterparts, will become a binding agreement between Wells Fargo and the Company in accordance with its terms.

Very truly yours,

HEALTHCARE TRUST OF AMERICA, INC.

By:	/s/ Robert A. Milligan
	Name:	Robert A. Milligan
	Title:	Chief Financial Officer, Secretary and Treasurer

[Signature Page to Amendment No. 1 to the Master Forward Confirmation]

CONFIRMED AND ACCEPTED, as of the date first above written:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Thomas Yates
Name: Thomas Yates
Title: Managing Director

[Signature Page to Amendment No. 1 to the Master Forward Confirmation]